FIRST BUSINESS FINANCIAL SERVICES, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), made this XXth day of XX, 20XX, (the “Grant Date”) by FIRST BUSINESS FINANCIAL SERVICES, INC., a Wisconsin corporation (the “Company”), and XXXXXXXXXX, an employee of the Company or one of its Affiliates (the “Participant”).

1.
Grant of Restricted Stock Units. Pursuant to the First Business Financial Services, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), the Board of Directors of the Company (the “Board”) or a committee thereof (the “Committee”) has granted this “Award” to the Participant, on the terms and conditions set forth herein, a target of xxx Restricted Stock Units (the “Units”). The number of Units that the Participant actually earns for the Performance Period, up to a maximum of two times the Units (the “Maximum Award”), will be determined based on the level of achievement of the Performance Goals in accordance with Exhibit A attached hereto, with xxx Units to be earned if target performance levels are achieved (the “Target Award”).

2.	Period of Restriction.

a.
Performance Period. The “Performance Period” shall be the period commencing on [January 1, 2019] and ending on [December 31, 2021]. The “Performance Goals” shall be the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion and as set forth on Exhibit A hereto. The number of Units earned by the Participant for the Performance Period will be determined at the end of the Performance Period (the “Vesting Date”) based on the level of achievement of the Performance Goals in accordance with Exhibit A, provided that the Participant has remained continuously employed by the Company or an Affiliate through the end of the Performance Period. All determinations of whether Performance Goals have been achieved, the number of Units earned by the Participant, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion.

b.
Death, Disability, Change in Control. If the Participant’s employment terminates prior to the end of the Performance Period as a result of death or disability (within the meaning of Code Section 22(e)(3)), the Units will become fully vested based on target performance on such date of termination. Subject to the provisions of this Section 2(b) relating to Change in Control, upon any other termination of employment prior to the date the Units are vested, the Participant will forfeit the Units unless otherwise determined by the Board or Committee. Notwithstanding the foregoing or any other agreement between the Participant and the Company or any of its Affiliates to the contrary, in the event of a Change in Control, (1) any Units still outstanding shall become fully vested based on target performance, or (2) if the Participant terminated employment with the Company and all of its Affiliates within the 30 calendar days prior to the Change in Control and forfeited the Units, then such forfeited Units shall be re-issued to the Participant upon the Change in Control, and shall be fully vested based on target performance on the date of such re-issuance provided that (1) the Participant did not voluntarily resign prior to the effective date of the Change in Control and (2) the Participant was not terminated for cause (as determined in good faith by the Board or Committee) prior to the effective date of such Change in Control.

c.
Settlement. As soon as practicable (but not more than forty-five (45) days) after the Units vest, a number of Shares equal to the vested Units shall be issued to the Participant (or his or her beneficiary as provided in Section 5). Notwithstanding the foregoing, to the extent any Units are deemed to be “deferred compensation” that is subject to Code Section 409A, (1) if the Participant who is a “specified employee” (within the meaning of Code Section 409A), then to the extent required under Code Section 409A, settlement of the Units will not occur until six months following the Participant’s “separation from service” (within the meaning of Code Section 409A), and (2) if the Units vest and settle upon a Change in Control, then such Change in Control must qualify as “change in control event” (within the meaning of Code Section 409A). All vested Units shall be cancelled following settlement thereof.

d.	Non-Transferability of Units. The Participant may not sell, transfer or otherwise alienate or hypothecate any of the Units.

e.
No Voting Rights; Dividend Equivalents and Other Distributions. The Participant shall not have any rights of a holder of Stock with respect to Shares subject to the Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger following vesting and settlement. The Participant shall, however, receive a cash payment equivalent to any dividends or other distributions paid with respect to the Shares subject to the Units at the target level, so long as the applicable record date occurs before such Units are forfeited or cancelled. Such cash payment shall be paid to the Participant (or the Participant’s beneficiary in accordance with Section 5) at the same time as the dividend or other distribution is paid to stockholders of the Company. If, however, any dividends or distributions with respect to the Stock underlying the Units are paid in shares rather than cash, then the Participant shall be credited with additional restricted stock units equal to the number of shares that the Participant would have received had the Units been actual shares at the target level, and such restricted stock units shall be deemed Units added to the Target Award subject to the same risk of forfeiture and other terms of this Agreement.

f.
Termination of Employment. For purposes of this Agreement, the Participant will not be considered to have terminated employment if the Participant transfers employment between the Company and any Affiliate of the Company, or between the Company’s Affiliates, or ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes (or remains) a non-employee director of the Company, a non-employee director of any Affiliate, or a consultant to the Company or any Affiliate until such Participant’s service as an employee, director of, or consultant to, the Company and its Affiliates has ceased.

3.
Non-Transferability of Award. This Agreement shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a beneficiary designation filed in accordance with Section 5.

4.
Issuance of Shares. The Shares issued in settlement of the Units will be issued and delivered in book entry form, and the Company will not be liable for damages relating to any delays in making an appropriate book entry or any mistakes or errors in the making of the book entry; provided that the Company shall correct any errors caused by it. Any such book entry will be subject to such stop transfer orders and other restrictions as the Company may deem advisable under (a) the 2012 Plan and any agreement between the Participant and the Company with respect to this Award or the Shares, (b) any applicable federal or state laws, and/or (c) the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) of any stock exchange upon which the Shares are listed. The Company may cause an appropriate book entry notation to be made with respect to the Shares to reference any of the foregoing restrictions.

5.
Beneficiary. The Participant may designate one or more beneficiaries who shall be entitled to receive the Shares that are issued following the death of Participant. The Participant may from time to time revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall any designation be effective as of a date prior to such receipt. If no beneficiary designation is in effect at the time of Participant’s death, or if no designated beneficiary survives the Participant or if such designation conflicts with law, the Participant’s estate will be considered the beneficiary. If the Board is in doubt as to the right of any person to receive Shares, the Company may refuse to issue shares to any individual, without liability for any interest or dividends on the underlying Stock, until the Board determines the person entitled to receive the shares, or the Company may apply to any court of appropriate jurisdiction and such application shall be a complete discharge of any Company liability.

6.	Restrictions on Issuance and Transfer of Shares.

a.
General. No shares of Stock will be issued under this Agreement unless and until the Company has determined to its satisfaction that such issuance complies with all relevant provisions of applicable law, including the requirements of any stock exchange on which the shares may then be traded.

b.
Securities Laws. Participant acknowledges that he or she is acquiring any Shares issued under this Award for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “Act”). Participant agrees and acknowledges with respect to any Shares that have not been registered under the Act, that (i) Participant will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which in the opinion of counsel for the Company is exempt from such registration, and (ii) a legend or appropriate stop transfer order will be placed on the certificates or book entry for the shares to such effect. As further conditions to the issuance of the Shares, the Participant agrees individually and on behalf of all beneficiary(ies), heirs, legatees and legal representatives, prior to such issuance to execute and deliver to the Company such investment representations and warranties, to enter into a restrictive stock transfer agreement, and to take or refrain from taking such other actions, as counsel for the Company determines may be necessary or appropriate for compliance with the Act and any applicable federal or state securities laws, regardless of whether the shares have at that time been registered under the Act or qualified under the securities laws of any state.

7.
Tax Withholding. To the extent that the receipt or vesting of, or other event with respect to, the Units or Shares subject to this Agreement results in income to the Participant for Federal, state or local income tax purposes or otherwise gives rise to a withholding obligation on the part of the Company or its Affiliates, the Participant shall deliver to the Company at the time the Company (or a Subsidiary or Affiliate) is obligated to withhold taxes such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if the Participant fails to do so, the Company has the right and authority to deduct or withhold from other compensation payable to the Participant an amount sufficient to satisfy its withholding obligations. The Participant may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to the Participant hereunder on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold. Such election must be irrevocable, and submitted to the Company’s Human Resources Director before the applicable withholding date.

8.	Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be a waiver of such provision or of any other provision hereof.

9.
Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the 2012 Plan and agrees to be bound by all the terms and provisions thereof. The terms of the 2012 Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the Plan shall govern. Any capitalized terms not defined herein will have the meanings given in the Plan. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan or this Agreement adopted by the Board and in effect from time to time. By signing below, the Participant agrees and accepts on behalf of himself or herself, and his or her heirs, legatees and beneficiary(ies), that all decisions or interpretations of the Board with respect to the Plan or this Agreement are binding, conclusive and final.

10.Nonsolicitation of Clients. In consideration of this Agreement, the Participant agrees to the following:

a.
While the Participant is employed by the Company or any of its Affiliates, and for a period of twelve (12) months immediately following, the Participant will not, except on behalf of or as otherwise directed by the Company, directly or indirectly (through or by providing assistance to another person or entity), solicit Financial Services (defined below) business from any client of the Company or any of its Affiliates who/which was a client of the Company or any of its Affiliates and (A) with whom/which the Participant had any contact or (B) about whom/which the Participant had access to non-public confidential or proprietary information, in the case of both (A) and (B), above, during the period of one year prior to the date the Participant ceased to be an employee of the Company or any of its Affiliates.

b.
While the Participant is employed by the Company or any of its Affiliates, and for a period of twelve (12) months immediately following, the Participant will not, except on behalf of or as otherwise directed by the Company, conduct business relating to Financial Services (defined below) with any client of the Company or any of its Affiliates who/which was a client of the Company or any of its Affiliates and (A) with whom/which the Participant had any contact or (B) about whom/which the Participant had access to non-public confidential or proprietary information, in the case of both (A) and (B), above, during the period of one year prior to the date the Participant ceased to be an employee of the Company or any of its Affiliates.

c.
While the Participant is employed by the Company or any of its Affiliates, and for a period of six (6) months immediately following, the Participant will not, except on behalf of or as otherwise directed by the Company, directly or indirectly (through or by providing assistance to another person or entity), solicit Financial Services (defined below) business from any prospective client of the Company or any of its Affiliates with whom/which the Company engaged in direct marketing efforts (as opposed to general solicitations of business) and (A)

with whom/which the Participant had any contact or (B) about whom/which the Participant had access to non-public confidential or proprietary information, in the case of both (A) and (B), above, during the period of one year prior to the date the Participant ceased to be an employee of the Company or any of its Affiliates.

d.
For clarification purposes, the restrictions described in the above subparagraphs apply to clients whether they are persons or entities. The term “Financial Services” as used herein shall mean products and/or services offered by the Company within the twelve (12) month period immediately preceding the Participant’s last day of employment with the Company.

e.
These covenants are effective immediately, and shall remain in force before and after the time the rights to Units granted under this Agreement vest, and after any Shares underlying such Units are transferred by the Participant. The parties intend that this Section 10 and each and all of its individual subparagraphs, provisions, and clauses are severable from any other provision of this Agreement, as provided in Section 15, and are also severable from any other promise or duty owed by the Participant to the Company or any Affiliate.

f.
The Participant agrees that each of these covenants is reasonably and properly necessary to protect the legitimate business interests of the Company and its Affiliates. The Participant acknowledges that damages for the violation of any of these covenants will be inadequate and will not give full, sufficient relief to the Company and its Affiliates, and that a breach of any of these covenants will constitute irreparable harm to the Company or its Affiliates. Therefore, the Participant agrees that in the event of any violation of any of these covenants, the Company or any of its Affiliates shall be entitled to compensatory damages and injunctive relief.

g.
The Participant will reimburse and indemnify the Company or any of its Affiliates for the actual costs incurred by the Company or its Affiliates in enforcing any of these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.

h.	This Section 10 will become null and void upon a Change in Control.

11.	Protection of Leadership Pool. In consideration of this Agreement, the Participant agrees to the following:

a.	The Participant has managerial, supervisory, or mentoring responsibilities and skills which are necessary to the legitimate business interests of the Company and its Affiliates.

b.	If the Participant ceases to be so employed, the Company or its Affiliates will have a business necessity to replace the skills lost.

c.
It takes time after an employee leaves the employ of the Company or any of its Affiliates to replace the skills lost; 180 days is a reasonable measure of the time needed to replace the skills of the Participant.

d.
A primary and necessary source of replacement of the Participant’s skills is the existing pool of employees of the Company and its Affiliates who are in positions of the sort which constitutes the managerial and supervisory pool, specifically those employees having a position of officer or manager or above.

e.
The parties recognize that employees of the Company or any of its Affiliates (not otherwise bound by contract) are not in any way restricted from competing with the Company or any of its Affiliates, and are not obligated to accept, nor even to consider, proposals by the Company or any of its Affiliates that they replace the Participant in the event the Participant leaves the Company or any of its Affiliates.

f.
Because of the Participant’s present position, the Participant is in a position to assist and influence another employee choosing whether to remain with the Company or its Affiliates and consider or accept other positions with the Company or its Affiliates rather than choosing to seek other opportunities outside the Company or any of its Affiliates. Any suggestion by the Participant that another employee of the Company or any of its Affiliates seek another employment opportunity outside the Company or any of its Affiliates and any offer of another employment opportunity by another employer with the assistance of the Participant, would be such assistance and influence, in derogation of the Participant’s duty to the Company or its Affiliates as a managerial and supervisory employee.

g.
The monetary value of the loss to the Company and its Affiliates in case the Participant in fact assists or influences another employee to leave the Company or any of its Affiliates would be impossible to precisely measure. Injunctive relief for a breach of subsection (i) would also be ineffective.

h.
The parties agree that a fair estimate of the monetary value of the loss to the Company and its Affiliates in case the Participant assists or influences another employee to leave the Company or any of its Affiliates would be half of the Participant’s current base salary as of the last day the Participant worked for the Company or any of its Affiliates, for a period of 180 days.

i.
In consideration of this Agreement, and of the continued employment of the Participant by the Company or any of its Affiliates, the Participant agrees that the Participant, directly or through another, will not assist or influence another employee of the Company or any of its Affiliates who holds a position described in subsection (d), to take a position outside the Company or any of its Affiliates, whether or not in the financial services business, for a period of 180 calendar days beginning on the date the Participant gives the Company or any of its Affiliates notice that the Participant is leaving the Company or any of its Affiliates, or the date the Participant does leave the Company or any of its Affiliates whichever is earlier. (The parties recognize and acknowledge that any action by the Participant to assist or influence another employee to leave the Company or any of its Affiliates against the wishes of the Company or any of its Affiliates at any time during the Participant's employment with the Company or any of its Affiliates would be a breach of the Participant’s duty to the Company and any of its Affiliates, but such conduct as to an employee who holds a position described in subsection (d) is a breach of this Agreement only during the 180 calendar day period stated above.)

j.
In the event of a breach by the Participant of subsection (i), the stipulated damages for such breach are agreed to be one-half of the Participant’s daily rate of base pay as of the time he or she leaves the Company or any of its Affiliates times 180. This provision for stipulated damages is intended to be and is severable from the substantive obligation in subsection (i), and from the other provisions of this Agreement.

k.
Subsections (i) and (j) are solely for the purposes stated in subsections (a) through (j), and are not for the purpose of limiting the ability of the Participant to compete with the Company or any of its Affiliates.

l.
The Participant and the Company intend that the promise by the Participant in subsection (i) is separate and separable from any other obligation of the Participant, and for a different purpose, and with a different remedy from the promise of the Participant not to disclose Confidential Information or Trade Secrets or solicit or conduct business with certain clients of the Company or its Affiliates, under Sections 10 and 12.

m.
These covenants are effective immediately, and shall remain in force before and after the time the rights to Units granted under this Agreement vest, and after any Shares underlying such Units are transferred by the Participant.

n.
The Participant will reimburse and indemnify the Company or its Affiliates for the actual costs incurred by the Company or its Affiliates in enforcing these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.

12.	Confidentiality. In consideration of this Agreement, the Participant agrees to the following:

a.
During the term of the Participant’s employment, the Participant has been, and will continue to be, provided with Trade Secrets and/or Confidential Information. This information has been developed at great expense to Company and is necessary for Company to conduct its business.

b.
While the Participant is employed by Company, the Participant will not directly or indirectly use or disclose any Trade Secret or Confidential Information, except in the interest and for the benefit of Company.

c.	After the termination of the Participant’s employment with Company for any reason, the Participant will not directly or indirectly use or disclose any Trade Secret.

d.
For a period of twenty-four (24) months following the termination of the Participant’s employment with Company for any reason, the Participant will not directly or indirectly use or disclose any Confidential Information. This confidentiality provision is not intended in any way to modify or limit the Participant’s ongoing duty to maintain the confidentiality of information as required under federal and state laws and regulations.

e.
For purposes of this Agreement, the term “Trade Secret” has that meaning set forth under applicable law. The Participant shall not disclose any information that constitutes a trade secret as defined in § 134.90, Wis. Stats. for as long as the information continues to be a trade secret or any information where disclosure is otherwise restricted by federal, state or local laws and regulations.

f.
For purposes of this Agreement, the term “Confidential Information” means all non-Trade Secret information of, about or related to Company or provided to Company by its clients, vendors and suppliers that is not known generally to the public or Company’s competitors. Confidential Information includes, but is not limited to: (i) new products, product specifications, information about products under development, research, development or business plans, financial information, client lists, vendor or supplier lists, information about transactions with clients, pricing information, information relating to costs, business records, and employment records and policies (other than your own); (ii) information that is marked or otherwise designated or treated as confidential or proprietary by Company; and (iii) information received by Company from others which Company has an obligation to treat as confidential.

g.
Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information that: (i) can be demonstrated by the Participant to have been known by the Participant prior to the Participant’s employment by Company; (ii) is or becomes generally available to the public through no act or omission of the Participant; (iii) is obtained by the Participant in good faith from a third party who discloses such information to the Participant on a non‑confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by the Participant outside the scope of the Participant’s employment without the use of Confidential Information or Trade Secrets.

h.
These covenants are effective immediately, and shall remain in force before and after the time the rights to Units granted under this Agreement vest, and after any Shares underlying such Units are transferred by the Participant. The parties intend that this Section 12 and each and all of its individual subparagraphs, provisions, and clauses are severable from any other provision of this agreement, as provided in Section 15, and are also severable from any other promise or duty owed by the Participant to the Company or any Affiliate.

i.
The Participant agrees that each of these covenants are reasonably and properly necessary to protect the legitimate business interests of the Company and its Affiliates. The Participant acknowledges that damages for the violation of any of these covenants will be inadequate and will not give full, sufficient relief to the Company and its Affiliates, and that a breach of any of these covenants will constitute irreparable harm to the Company or its Affiliates. Therefore, the Participant agrees that in the event of any violation of any of these covenants, the Company or any of its Affiliates shall be entitled to compensatory damages and injunctive relief.

j.
The Participant will reimburse and indemnify the Company or any of its Affiliates for the actual costs incurred by the Company or its Affiliates in enforcing any of these covenants, including, but not limited to, attorney's fees reasonably incurred in enforcement activity.

k.
Notwithstanding anything herein to the contrary, in accordance with Rule 21F-17 under the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Company shall not impede a Participant’s ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations (i) without the Company’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards, and the Company shall not enforce any provision of any policy to the extent such provision would be deemed to require the Company’s prior approval of such communication or forfeiture of any award, except to the extent otherwise permitted by Rule 21F-17.

13.
Effect on Other Agreements. The foregoing provisions of Section 10 (Nonsolicitation of Clients), Section 11 (Protection of Leadership Pool), and Section 12 (Confidentiality) shall not be construed to supersede or mollify any obligations of the Participant to Company with respect to any restrictive covenant, non-compete or confidentiality agreement otherwise binding on the Participant, which shall remain in full force and effect to the extent provided in any such agreement(s), and in the event that a provision of such agreement shall conflict with any provision of this Agreement, the Participant acknowledges and agrees that the provision which is most protective of the Company’s confidential or proprietary interests shall control. Notwithstanding the foregoing, the provisions of Sections 10, 11, and 12 shall supersede and replace any similar restrictions included in previous Performance-Based Restricted Stock Unit Agreements.

14.
Notices. Any notice hereunder to the Company shall be addressed to it at its office, 401 Charmany Drive, Madison, WI 53719; Attention: Corporate Secretary, and any notice hereunder to Participant shall be addressed to him or her at the last home address on file with the Company. Either party may designate some other address at any time hereafter in writing.

15.
Severability. In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

16.
New Employers. While the Participant is employed by the Company or any of its Affiliates and for a period of twelve (12) months immediately following the date the Participant ceases to be an employee of the Company or any of its Affiliates, the Participant will inform each new employer, prior to accepting employment, of the existence of this Agreement, including the prohibitions contained in Sections 10, 11, and 12, and provide that employer with a copy of it. The Participant authorizes the Company to forward a copy of the prohibitions against competition as contained in this section to any actual or prospective new employer.

17.
Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, and as provided in the Plan, under certain circumstances, the Agreement may be amended or terminated by the Company or the Board without the Participant’s consent.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement on the day and year first above written.

FIRST BUSINESS FINANCIAL SERVICES, INC.

By:

___________________________
Corey Chambas
Its: President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Unit Agreement and to all the terms and provisions of the First Business Financial Services, Inc. 2012 Equity Incentive Plan.

___________________________
Participant

Date Granted: XXXXX, 20XX

Exhibit A

Performance-Based Restricted Stock Unit

Performance Goals

Performance Goals and Vesting Percentages

Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance Result	Achievement Percentage*
[Relative Return on Average Equity]	[50]%	[__]%	[__]%	[__]%	[__]%	[__]%
[Relative Total Shareholder Return]	[50]%	[__]%	[__]%	[__]%	[__]%	[__]%
Total Performance-Based RSU Vesting as a percentage of the Target Award						[__]%
*Achievement of each performance goal to be determined by straight-line interpolation for actual performance falling between threshold and target or target and maximum levels. If achievement with respect to a particular performance goal does not reach threshold level, then no portion of the award will vest with respect to such performance goal.

Performance-Based RSU Award Opportunities (as % of Target Award)

Attainment Level	[Relative Return on Average Equity] [ ]%	[Relative Total Shareholder Return] [ ]%
Threshold	[50]%	[50]%
Target	[100]%	[100]%
Maximum	[200]%	[200]%